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                                                                    EXHIBIT 21.2

                           ARTICLES OF INCORPORATION
                                       OF
                            MEDIFORCE PRODUCTS, INC.


                                ARTICLE 1 - NAME

     The name of this corporation of is MEDIFORCE PRODUCTS, INC.

                    ARTICLE II - EFFECTIVE DATE AND DURATION

     This corporation shall begin existence on the date of filing.

                             ARTICLE III - PURPOSE

     This corporation is organized for the purpose of transacting any and all lawful business.

                           ARTICLE IV - COMMON STOCK

     This corporation is authorized to issue Sixty Million (60,000,000) shares of common stock with a par value of .0001 cents.

                             ARTICLE V - AUTHORITY

     This corporation has the authority to conduct any and all lawful business which can be legally conducted by any corporation.

                             ARTICLE VI - DIVIDENDS

     This corporation shall pay dividends upon the terms and conditions specified by the Board of Directors from time to time.

                           ARTICLE VII - INCORPORATOR

     The name of and address of the incorporator of this corporation is as follows:

     Jeanne O. Conway, Esq.
     Jeanne Odom Conway, P.A.
     580 Village Boulevard
     Suite 160
     West Palm Beach, FL 33409

                                     FILED
                               98 OCT 16 AM 11:32

                            DIVISION OF CORPORATIONS
                              TALLAHASSEE, FLORIDA

                     [JEANNE ODOM CONWAY, P.A. LETTERHEAD]

                     ARTICLE VIII - OFFICERS AND DIRECTORS

     The following persons hereby hold the offices indicated, subscribe to the number of shares indicated, and reside at the addresses listed:

                                   NUMBER OF
NAME                                 SHARES      OFFICE
----                               ---------     ------
Charles C. Chillingworth               1         Director
580 Village Boulevard
Suite 160
West Palm Beach, FL 33409

Wilma Cox                              0         President, Secretary &
1200 N. Federal Highway                          Director
Suite 200
Boca Raton, FL 33432

Michael F. Cox                         0         Vice President & Treasurer
1200 N. Federal Highway
Suite 200
Boca Raton, FL 33432

     Directors shall hold office for a period of one (1) year and shall be elected at each shareholder's meeting. There shall be two (2) directors initially.

                        ARTICLE IX - POWERS OF DIRECTORS

     In furtherance and not in limitation of the powers conferred by Statute, the Board of Directors is expressly authorized to make and alter the By-Laws of this corporation to fix the amount to be reserved as working capital over and above its capital stock paid in, and to authorize and cause to be executed mortgages and liens upon real and personal property belonging to this corporation. The Board of Directors shall also have the authority to hire and fire all employees of the corporation and to fix their compensation, unless these responsibilities are delegated to an officer.

                    ARTICLE X - PRINCIPAL PLACE OF BUSINESS

     The principal place of business of this corporation shall be 1200 N. Federal Highway Suite 200, Boca Raton, FL 33432. The Board of Directors may from time to time move the place of business of this corporation.


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                         ARTICLE XI - REGISTERED AGENT

     The Registered Agent for service of process of this corporation, who shall serve until removed by the Board of Directors, is Jeanne O. Conway, Jeanne Odom Conway, P.A., Suite 160, 580 Village Boulevard, West Palm Beach, FL 33409.

                 ARTICLE XII - PRIVATE PROPERTY OF SHAREHOLDERS

     The private property of the shareholders shall not be subject to the payment of any corporate debts to any extent whatsoever.

                          ARTICLE XIII - EXCESS SALARY

     In the event that the Internal Revenue Service determines that a portion of the salary paid by this corporation to any of its employees, including its officers and directors, is excessive under the law as it exists at that time, and will not allow the corporation to deduct said portion of salary from its earnings as an operating expense, said portion of salary deemed to be excessive shall be automatically repaid to the corporation.

                     ARTICLE XIV - EXCESS BUSINESS EXPENSE

     In the event that the Internal Revenue Services determines that any business expense of the corporation is invalid or excessive under the law as it exists at that time, and will not allow the corporation to deduct a portion of said business expense, said portion of the business expense deemed to be excessive shall be automatically repaid to the corporation.

                            ARTICLE XV - AMENDMENTS

     This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned, being the incorporator for the purpose of forming a corporation to do business under the laws of the State of Florida, does hereby make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and hereunto has set her hand and seal this 15th day of October, 1998.




                                           By:  /s/ JEANNE O. CONWAY
                                              ---------------------------
                                              Jeanne O. Conway


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STATE OF FLORIDA
COUNTY OF PALM BEACH

     I HEREBY CERTIFY that on this day before me, an officer duly qualified to take acknowledgements, personally appeared Jeanne O. Conway, to me known personally to be the person described in, and who executed the foregoing instrument, and who did not take an oath, and acknowledged before me that she executed the same.

     WITNESS my hand and official seal in the County and State last aforesaid this 15th day of October, 1998.


                                                   /s/ HELEN K. FEKETE
                                                   ----------------------------
 [SEAL]                                            Helen K. Fekete
                                                   Notary Public
                                                   My Commission Expires:


                                   ACCEPTANCE

     I, Jeanne O. Conway, whose address is Jeanne Odom Conway, P.A., Suite 160, 580 Village Boulevard, West Palm Beach, FL 33409, do hereby accept the appointment of Registered Agent for MEDIFORCE PRODUCTS, INC.

                                                   /s/ JEANNE ODOM CONWAY
                                                   ----------------------------
                                                   Jeanne Odom Conway
                                                   Registered Agent


                                     FILED
                               98 OCT 16 AM 11:32

                            DIVISION OF CORPORATIONS
                              TALLAHASSEE, FLORIDA



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